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                                                                  EXHIBIT 99.1

[ABINGTON BANCORP, INC. LOGO]


                                  NEWS RELEASE

                              FOR IMMEDIATE RELEASE


FOR: Abington Bancorp, Inc.           CONTACT: Robert M. Lallo
     97 Libbey Parkway                         Treasurer & Chief Financial
     Weymouth Woods Corporate Offices          Officer
     P.O. Box 890237                           (781) 682-6903
     Weymouth, MA  02189-0237
     www.AbingtonSavings.com

               ABINGTON BANCORP INCREASES QUARTERLY CASH DIVIDEND


Abington, MA, December 20, 2002 - Abington Bancorp, Inc. (NASDAQ NMS:ABBK) announced today that its Board of Directors had approved payment of an increased quarterly cash dividend for holders of its common stock of $0.11 per share. The dividend is payable on January 17, 2003, to stockholders of record as of the close of business on January 3, 2003. This will increase the annual cash dividend rate by $0.04, or 10%, up to $0.44, and reflects the bank's 5th consecutive year of increased dividend payments.

James P. McDonough, President and Chief Executive Officer of Abington Bancorp, said, "This dividend increase is indicative of our excellent progress this year, including the successful acquisition and integration of Massachusetts Co-operative Bank, and our overall financial strength and stability."

Abington Savings Bank is a Massachusetts-chartered savings bank with deposits insured in full by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund. The Bank currently operates a main office in Abington, a Corporate Headquarters in Weymouth and fifteen other branches located in Brockton, Canton, Cohasset, Dorchester, East Milton, Halifax, Hanover, Hanson, Holbrook, Hull, Kingston, Pembroke, Quincy, Randolph and Whitman. At September 30, 2002, Abington Bancorp's total assets were $937 million.


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